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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


Subsidiary:                                        Jurisdiction of Organization:

Eagle Freight Services, Inc.                                  Texas
Eagle Freight Services, Inc.                                  California
EUSA Partners, Inc.                                           Delaware
Eagle International (UK) Limited                              England
Eagle International Holdings, Inc.                            Delaware
Eagle Asia Holding Limited                                    Hong Kong
E.I. Freight Holding B.V.                                     Netherlands

Certain subsidiaries not in the aggregate constituting a significant subsidiary are omitted pursuant to Regulation S-K 601(21)(ii).